As filed with the Securities and Exchange Commission on September 28, 2021

Securities Act File No. 333-257554

Investment Company Act File No. 811-22472

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

(check appropriate box or boxes)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 2	☒
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 28	☒

RIVERNORTH OPPORTUNITIES FUND, INC.

(Exact name of registrant as specified in charter)

1290 Broadway, Suite 1000

Denver, Colorado 80203

(Address of principal executive offices)

(303) 623-2577

(Registrant’s Telephone Number)

Sareena Khwaja-Dixon

RiverNorth Opportunities Fund, Inc.

1290 Broadway, Suite 1000

Denver, Colorado 80203

(Names and addresses of agents for service)

Copies to:

Allison M. Fumai

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of the Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File Nos. 333-257554 and 811-22472) of the RiverNorth Opportunities Fund, Inc. (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibits d.1, d.2, k.4, k.5 and n to the Registration Statement. No changes have been made to Part A, B or Part C of the Registration Statement, other than Item 25 (2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 2 consists only of the facing page, this explanatory note and Item 25 (2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 2 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C — OTHER INFORMATION

Item 25: Financial Statements and Exhibits

1.	Financial Statements:

Part A – Financial Highlights for the period from December 24, 2015 to October 31, 2016, fiscal year ended October 31, 2017, period ended July 31, 2018, fiscal years ended July 31, 2019, July 31, 2020, and six months ended January 31, 2021.

Part B – Incorporated by reference in the Statement of Additional Information included herewith are the Registrant’s audited financial statements for the fiscal year ended July 31, 2020, notes to such financial statements and the report of independent registered public accounting firm thereon, as contained in the Fund’s Form N-CSR filed with the Securities and Exchange Commission on September 28, 2020. The unaudited Semi-Annual Report for the fiscal period ending January 31, 2021, is incorporated by reference.

2.	Exhibits:

	a.1	Articles of Amendment and Restatement. (1)
	a.2	Certificate of Correction.(15)
	b.	Bylaws, as amended July 16, 2018. (5)
	c.	Not applicable.
	d.1	Form of Subscription Certificate for Rights Offering.**
	d.2	Form of Notice of Guaranteed Delivery for Rights Offering.**
	e.	Form of Dividend Reinvestment and Cash Purchase Plan. (1)
	f.	Not applicable.
g.1	Form of Investment Advisory Agreement. (5)
g.2	Form of Subadvisory Agreement. (5)
h.1.	Form of Sales Agreement. (6)
i.	Not applicable.
j.1	Form of Custodian Agreement. (1)
j.2	Special Custody Agreement. (2)
k.1	Administrative, Bookkeeping and Pricing Services Agreement. (1)
k.2	Transfer Agency, Registrar and Dividend Disbursing Agency Agreement. (1)
k.3	Security Agreement (3)
k.4	Form of Subscription Agent Agreement. **
k.5	Form of Information Agent Agreement.**
k.6	Amendment to Administrative Bookkeeping and Pricing Services Agreement. (5)
k.7	Distribution Agreement. (12)
k.8	Form of Credit Agreement.(12)
k.9	Sub-Placement Agent Agreement.(13)
k.10	Amendment to Distribution Agreement.(16)
k.11	Amendment to Sub-Placement Agent Agreement.(16)
l.1	Opinion of Morrison & Foerster LLP. (5)
l.2	Consent of Dechert LLP. (15)
l.3	Consent of McDermott Will & Emery LLP. (15)
m.	Not applicable.
n.	Consent of Independent Registered Public Accounting Firm.**
o.	Not applicable.
p.	Initial Subscription Agreement. (1)
q.	Not applicable.
r.1	Code of Ethics of the Fund. (2)
r.2	Code of Ethics of the Investment Manager. (5)
r.3	Code of Ethics of the Subadviser. (5)
s.	Powers of Attorney. (14)

(1)	Incorporated by reference from the Registration Statement on Form N-2/A, File no. 333-169317 and 811-22472, as filed with the Securities and Exchange Commission on November 25, 2015.
(2)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-220156 and 811-22472, as filed with the Securities and Exchange Commission on August 24, 2017.
(3)	Incorporated by reference from the Registration Statement on Form N-2/A, File no. 333-220156 and 811-22472, as filed with the Securities and Exchange Commission on October 3, 2017.
(4)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-225152 and 811-22472, as filed with the Securities and Exchange Commission on May 23, 2018.
(5)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-225152 and 811-22472, as filed with the Securities and Exchange Commission on July 24, 2018.
(6)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-225152 and 811-22472, as filed with the Securities and Exchange Commission on August 31, 2018.
(7)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-225152 and 811-22472, as filed with the Securities and Exchange Commission on October 5, 2018.
(8)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-225152 and 811-22472, as filed with the Securities and Exchange Commission on March 12, 2019.
(9)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-225152 and 811-22472, as filed with the Securities and Exchange Commission on June 26, 2019.
(10)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-225152 and 811-22472, as filed with the Securities and Exchange Commission on September 27, 2019.
(11)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-225152 and 811-22472, as filed with the Securities and Exchange Commission on September 23, 2020.
(12)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-225152 and 811-22472, as filed with the Securities and Exchange Commission on November 20, 2020.
(13)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-225152 and 811-22472, as filed with the Securities and Exchange Commission on December 18, 2020.
(14)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-257554 and 811-22472, as filed with the Securities and Exchange Commission on June 30, 2021.
(15)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-257554 and 811-22472, as filed with the Securities and Exchange Commission on September 15, 2021.
(16)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-257554 and 811-22472, as filed with the Securities and Exchange Commission on September 21, 2021.

+	To be filed by amendment.

**	To be filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver and the state of Colorado, on the 28th day of September, 2021.

RIVERNORTH OPPORTUNITIES FUND, INC.

By	/s/ Kathryn A. Burns
Kathryn A. Burns, President

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ Kathryn A. Burns	President (Principal Executive Officer)	September 28, 2021
Kathryn A. Burns

/s/ Robert McClure	Treasurer and Chief Accounting Officer (Principal Financial Officer)	September 28, 2021
Robert McClure

*	Director	September 28, 2021
John K. Carter

*	Director	September 28, 2021
Patrick W. Galley

*	Director	September 28, 2021
J. Wayne Hutchens

*	Director, Chairman	September 28, 2021
John S. Oakes

*	Director	September 28, 2021
Jerry Raio

*	Director	September 28, 2021
David M. Swanson

* By:	/s/ Sareena Khwaja-Dixon
	Name:	Sareena Khwaja-Dixon
	Title:	Secretary and Attorney in Fact
	Date:	September 28, 2021

INDEX TO EXHIBITS

Exhibit No.	Description

d.1	Form of Subscription Certificate for Rights Offering.
d.2	Form of Notice of Guaranteed Delivery for Rights Offering.
k.4	Form of Subscription Agent Agreement.
k.5	Form of Information Agent Agreement.
n.	Consent of Independent Registered Public Accounting Firm.